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                                                                   EXHIBIT 23.1



                       CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of The Ryland Group, Inc. for the registration of $250,000,000 Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Stock Purchase Units, Stock Purchase Contracts or Warrants to Purchase Debt Securities, Common Stock or Preferred Stock and to the incorporation by reference therein of our report dated January 24, 2001, with respect to the consolidated financial statements of The Ryland Group, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.




                                        /s/ Ernst & Young LLP

Los Angeles, California
April 2, 2001